Exhibit 99.1
ISBA Announces Third Quarter 2013 Earnings
Mt. Pleasant, Michigan, October 25, 2013- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation's third quarter 2013 net income was $3.29 million. The Corporation paid a $0.21 per share cash dividend in the third quarter of 2013, which represents a 5.00% increase when compared to the same period in 2012. Based on the Corporation's average stock price of $24.88 for the month of September 2013, the annualized cash dividend yield was 3.38%.
The Corporation's net income for the first nine months of 2013 was $9.59 million as compared to $9.70 million for the first nine months of 2012. While year to date earnings decreased by $109,000 in 2013 as compared to 2012, the Corporation recognized securities gains of $948,000 for the nine months ended September 30, 2012 which were not present during 2013. As of September 30, 2013, the Corporation's total assets were $1.46 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $646.50 million - were $2.11 billion. This represents a 4.49% increase in assets under management when compared to September 30, 2012.
While competition for high quality loans has been intense, the Corporation has not relaxed its underwriting standards and remains committed to core community banking principles and long term sustainable growth. The Corporation's loan quality remains sound as evidenced by its relatively low percentage of loans classified as nonperforming. As of September 30, 2013, the ratio of nonperforming loans to total loans for the Corporation was 0.53%. In comparison, the average percentage for all bank holding companies in the Corporation's peer group was 1.86% as of June 30, 2013 (peer group ratios are not yet available for September 30, 2013). In addition, the Corporation's risk based capital to risk adjusted total assets ratio of 15.00% as of September 30, 2013 compares favorably to the 8.00% ratio required to be classified as adequately capitalized under the Federal Reserve Board's risk based capital rules.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investors Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended September 30, 2013, which are or will be available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.